Exhibit 3.1(a)

CERTIFICATE OF INCORPORATION
OF
INTERNAP NETWORK SERVICES CORPORATION

The undersigned, a natural person (the “Sole Incorporator”), for purposes of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the law of the State of Delaware hereby certifies that:

I.

The name of this Corporation (hereinafter called the “Corporation”) is INTERNAP NETWORK SERVICES CORPORATION.

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation at such address is the Corporation Trust Center.

III.

The purpose of this Corporation is to engage in any lawful activity or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.    This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 800,000,000 shares of stock. Such shares shall be divided into two classes as follows:

(i)    600,000,000 shares of common stock (“Common Stock”), each having a par value of one-tenth of one cent ($0.001).

(ii)    200,000,000 shares of preferred stock (“Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by a filing a certificate (a “Preferred Stock Designation”) pursuant to Delaware General Corporation Law (“DGCL”), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.    3,500,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Stock”).

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D.    The rights, preferences, privileges, restrictions and other matters relating to the Series A Stock are as follows:

1.    DIVIDENDS.

(a)    Series A Dividends.    Holders of Series A Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends, at the rate of ten percent (10%) of the Original Issue Price (as hereinafter defined) per annum on each outstanding share of Series A Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A Stock shall be $32.00 per share (the “Original Issue Price”). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

(b)    Common Stock Dividends.    So long as any shares of Series A Stock shall be outstanding, no dividend, whether in cash or other property, shall be declared or paid or set apart for payment in any fiscal year nor shall any other distribution be made (other than repurchases by the Corporation of unvested shares pursuant to the terms of the applicable stock purchase agreements and acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares) on any Common Stock (other than any dividend or distribution payable solely in Common Stock), nor shall any Common Stock be redeemed, purchased or otherwise acquired, unless dividends for the entire twelve (12) months of such fiscal year, and all declared and unpaid dividends, shall have been paid in full with respect to all outstanding shares of Series A Stock in an amount per share as set forth in Section (IV)(D)(1)(a).

2.    LIQUIDATION RIGHTS.

(a)    General.

(i)    Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of shares of Series A Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution or the consideration received in such transaction an amount per share of Series A Stock equal to the Original Issue Price of such Series A Stock plus all declared and unpaid dividends on such Series A Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series A Stock held by them. If, upon the occurrence of such event, the assets of the Corporation are insufficient to permit the payment of the full liquidation preference set forth in this Section (IV)(D) (2)(a)(i), then such assets (or consideration) shall be distributed ratably among the holders of shares of Series A Stock, if any, in the same proportions as the aggregate liquidation preference each such holder would otherwise be entitled to receive bears to the total liquidation preference that would otherwise be payable to all such holders, and no distribution to other stockholders of the Corporation shall be made.

(ii)    Upon the completion of the distributions contemplated pursuant to Section (IV)(D)(2)(a)(i) above, if assets (or consideration received in such transaction) remain in the Corporation, such remaining assets (or consideration) shall be distributed ratably to the holders of the Common Stock and the holders of the Series A Stock (on an as-converted basis) until such time as the holders of Series A Stock have received an amount per share of Series A Stock equal in the aggregate to three (3) times the Original Issue Price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such Series A Stock after the filing date hereof). Thereafter,

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the remaining assets (or consideration) legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

(b)    Distributions Other Than Cash.    Whenever the distribution provided for in this Section (IV)(D)(2) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1)    If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to such distribution;

(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three (3) days prior to such distribution; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an approximate discount from the market value determined above in subsection (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(c)    Deemed Liquidation Event.    For purposes of this Section (IV)(D)(2), each of the following events shall be deemed a liquidation event:

(i)    (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, effected by the Corporation with the approval of the Board of Directors of the Corporation, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization; or (B) a transaction or series of transactions, effected with the approval of the Board of Directors of the Corporation, in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of the Common Stock or voting power of the Corporation (each, an “Acquisition”), excluding, in each case,

(1)    any transaction solely to effect a holding company reorganization or to change the Corporation’s domicile; or

(2)    any transaction pursuant to which the Series A Stock was first acquired from the Corporation; or

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(3)    any change in ownership caused by a change in the applicable Series A Conversion Price (as defined herein); or

(ii)    a sale, lease or disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”); provided that an Asset Transfer shall not include any sale, lease or disposition not effected voluntarily by the Corporation (including, without limitation, actions taken in response to a contractual obligation or court order).

3.    VOTING RIGHTS.

(a)    General.    Except as otherwise provided herein or as required by law, the Series A Stock shall be voted together with the shares of Common Stock and not as a separate class at any annual or special meeting of stockholders of the Corporation upon the following basis: each share of Series A Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Stock could be converted pursuant to the applicable provisions of Section (IV)(D)(4) hereof immediately after the close of business on the record date fixed for such meeting and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Such votes shall be counted together with all other shares of capital stock having general voting powers and not separately as a class or series. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half shares and greater being rounded upward). In all cases where the holders of shares of Series A Stock have the right to vote separately as a class or series, such holders shall be entitled to one vote for each share of Common Stock into which such holders’ shares of Series A Stock are convertible pursuant to the applicable provisions of Section (IV)(D)(4) hereof.

(b)    Notwithstanding any other provision of this Section (IV)(D)(3), if the Value of voting securities of the Corporation beneficially owned on the Original Issue Date by any holder of Series A Stock is greater than fifty million dollars ($50,000,000), then those shares of Series A Stock (and any shares of Common Stock issuable upon conversion thereof) shall be non-voting in all respects to the extent they cause the Value of such holder’s voting securities of the Corporation to exceed fifty million dollars ($50,000,000) until such holder has obtained the required clearances under the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended. For purposes of this subsection (b), “Value” shall mean the sum of (i) the product obtained by multiplying the number of shares of Common Stock held by the holder on the Original Issue Date by the closing market price on such date, and (ii) the aggregate Original Issue Price of the shares of Series A Stock held by such holder.

(c)    Election of the Board of Directors.

(i)    In addition to the right to vote on all matters submitted to a vote of stockholders, including the election of directors, so long as at least shares of the Series A Stock, representing five million (5,000,000) Common Stock equivalents (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such Series A Stock after the filing date hereof) remain outstanding, the holders of the Series A Stock shall have the right, as a separate voting class, to elect two (2) directors to the Board of Directors of the Corporation and to remove from office such directors or fill any vacancy caused by the resignation, death or removal of such directors. This right to elect two directors as a separate voting class may be waived in any election of directors with the written consent of holders of more than fifty percent (50%) of the shares of Series A Stock. The Board of Directors shall consist of no more than seven (7) members.

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(ii)    The holders of Common Stock and Series A Stock, voting together as a single class on an as converted basis, shall be entitled to elect all remaining directors of the Board of Directors at each meeting for the election of directors and to remove from office such directors or fill any vacancy caused by the resignation, death or removal of such directors.

(d)    Separate Vote of Series A Stock.    So long as at least shares of Series A Stock, representing five million (5,000,000) Common Stock equivalents (as adjusted for stock dividends, combinations, splits, recapitalizations and the like with respect to such Series A Stock after the filing date hereof), remain outstanding, in addition to any other vote or consent required herein or by law, the vote of more than fifty percent (50%) (unless a greater number is otherwise required by law) of the outstanding Series A Stock shall be necessary for effecting or validating the following actions:

(i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or Bylaws of the Corporation (including any filing of a Certificate of Designation) that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations or restrictions of the Series A Stock;

(ii)    Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock;

(iii)    Any authorization or any designation, whether by reclassification or otherwise, or any offer, sale or issuance of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on parity with or senior to the Series A Stock in rights of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iv)    Any redemption, repurchase (including by a tender or exchange offer made by the Corporation or any of its affiliates for all or any portion of the Common Stock), payment of dividends or other distributions with respect to Common Stock or any other junior stock of the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer);

(v)    Any deemed liquidation event or winding up of the Corporation set forth in Section (IV)(D)(2)(c) hereof;

(vi)    Any change in the number of directors on the Corporation’s Board of Directors;

(vii)    Any loans to or repayment of debts to officers or other affiliates of the Corporation, except as may be in effect prior to the Original Issue Date;

(viii)    Any issuance of a debt instrument, including any equipment leasing arrangement, in excess of five million dollars ($5,000,000);

(ix)    Any Section 305 transaction as defined in the Internal Revenue Code; or

(x)    Any increase in the number of shares subject to the Corporation’s stock compensation plans.

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Notwithstanding the foregoing, any shares of Series A Stock beneficially owned by Morgan Stanley Venture Partners, Capital Ventures International, RGC International Investors, LDC or any of their affiliates, shall not be entitled to vote on, and shall not be counted for purposes of determining the percentage of votes cast, the actions set forth above in subsection 3(c)(i) and this subsection 3(d) (other than those set forth in subsections (i), (iii) and (iv) of this subsection 3(d)).

4.    CONVERSION.

(a)    General.

(i)    Mandatory Conversion.

(1)    Subject to the Corporation’s compliance with Section (IV)(D)(4)(a)(i)(2) below, each share of Series A Stock (and fraction thereof) shall be converted automatically, without any action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Series A Conversion Price upon the date (the “Mandatory Conversion Date”) which is the earlier of: (A) three (3) years after the Original Issue Date (as hereinafter defined); (B) a date six (6) months after the Original Issue Date on which the Common Stock price has traded above the greater of $5.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) per share or ¼ (one fourth) times the Original Issue Price (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) for a period of forty-five (45) consecutive Trading Days (as defined below); provided however, that such shares shall be automatically converted only to the extent that the restrictions set forth in Section 5.5(a) and Section 5.5(c) of the Purchase Agreement (as hereinafter defined) are no longer applicable; or (C) upon the affirmative election of holders of at least sixty percent (60%) of the outstanding shares of Series A Stock. Upon any such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section (IV)(D)(4)(m). For purposes herein, “Original Issue Date” shall mean the date that the first share of Series A Stock is issued and “Purchase Agreement” shall mean the Unit Purchase Agreement by and between the Corporation and the Purchasers (as identified on Exhibit A thereto) dated July 20, 2001.

(2)    The automatic conversion of the Series A Stock pursuant to Section (IV)(D)(4)(a)(i) is subject to the satisfaction of the following additional conditions:

a.    the Registration Statement as defined in the Purchase Agreement shall be available to the holders on the Mandatory Conversion Date for the resale by the holders thereof of the Common Stock issuable upon conversion of the Series A Stock and the exercise of the Warrants (as defined in the Purchase Agreement);

b.    the Corporation shall have complied with or performed in all material respects its covenants and agreements set forth in the Purchase Agreement and the Warrants that are required to be complied with or performed by the Corporation on or before the Mandatory Conversion Date;

c.    the representations and warranties of the Corporation set forth in the Purchase Agreement have been, as of the date of Closing (as defined in the Purchase Agreement) (except for representations and warranties that speak as of a specific date which representations shall be true and correct as of such date), true and correct in all material respects except for any inaccuracy which

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does not constitute a material adverse change in the business or status of the Corporation provided that “material adverse effect” qualifications and other qualifications based on the word “material” contained in any representation and warranty shall be disregarded with respect to this exception on each Mandatory Conversion Date; and

d.    the Common Stock issuable upon the Mandatory Conversion of the Series A Stock and upon exercise of the Warrants shall be listed for quotation and/or trading on the Nasdaq National Market, New York Stock Exchange or American Stock Exchange and no suspension of trading in the Common Stock on such market shall have occurred and be continuing as of the Mandatory Conversion Date and the Common Stock shall continue to meet the minimum listing requirements of the market on which the Common Stock is then listed for quotation or trading.

Not more than three (3) Trading Days following the Mandatory Conversion Date, the Corporation shall deliver to each holder of Series A Stock a certificate signed by an officer of the Corporation certifying that the conditions set forth in this subparagraph 4(a)(i) have been fulfilled and specifying the actual Mandatory Conversion Date and the actual Series A Conversion Ratio and Series A Conversion Price, it being understood that the holder may rely on such certificate as though it were a representation and warranty of the Corporation made in the Purchase Agreement and, in the event of any breach thereof, shall be entitled to the same remedies as may be available to the holder in the event of a breach of any such representation or warranty.

(3)    For purposes of this Certificate, “Trading Day” shall mean (A) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or such other national security exchange is open for business or (B) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be quoted thereon or (C) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(ii)    Voluntary Conversion.    Each share of Series A Stock (or fraction thereof) may, at the option of the holder, be converted at any time into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Original Issue Price by the Series A Conversion Price.

(b)    Conversion Price and Conversion Ratio.

(i)    Conversion Ratio.    The conversion ratio for Series A Stock in effect at any time for conversion of the Series A Stock (the “Series A Conversion Ratio”) shall be the quotient obtained by dividing the Original Issue Price by the Series A Conversion Price, calculated as provided in Section (IV)(D)(4)(b)(ii).

(ii)    Conversion Price.    The conversion price for Series A Stock shall initially be $1.60 (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section (IV)(D)(4). All references to Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

(c)    Adjustments for Stock Splits and Combinations.    If at any time or from time to time after July 20, 2001 (the “Designation Date”) the Corporation effects a subdivision of outstanding Common Stock without a corresponding subdivision of Series A Stock, the Series A Conversion Price

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shall be proportionately decreased. Conversely, if at any time or from time to time after the Designation Date the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series A Stock, the Series A Conversion Price shall be proportionately increased. Any adjustment under this Section (IV)(D)(4)(c) shall become effective at the close of business on the date the applicable subdivision or combination becomes effective.

(d)    Adjustments for Common Stock Dividends and Distributions.    If at any time or from time to time after the Designation Date the Corporation pays a dividend or other distribution in additional shares of Common Stock, the Series A Conversion Price shall be decreased as of the time of such issuance, as provided below:

(i)    The Series A Conversion Price shall be adjusted by multiplying the Series A Conversion Price by a fraction:

(1)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and

(2)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)    If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section (IV)(D)(4)(d) to reflect the actual payment of such dividend or distribution.

(e)    Adjustments for Reclassifications, Exchanges or Substitutions.    If at any time or from time to time after the Designation Date, the Common Stock issuable upon conversion of the Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section (IV)(D)(2)(c) hereto or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section (IV)(D)(4)), in any such event each holder of Series A Stock shall then have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change as if this Series A Stock had been converted immediately prior to such event. Such adjustment shall be made successively whenever any event listed above shall occur.

(f)    Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Designation Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section (IV)(D)(2)(c) hereof or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section (IV)(D)(4)), as a part of such capital reorganization, provision shall be made so that the

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holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization assuming (i) such holder of Common Stock is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (the “Constituent Person”), or an affiliate of a Constituent Person and (ii) in the case of a consolidation, merger, sale or transfer which includes an election as to the consideration to be received by the holders, such holders of Common Stock failed to exercise its rights of election, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or other transfer; (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than the Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (the “Non-Electing Share”), then for purposes of this paragraph the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (IV)(D)(4) with respect to the rights of the holders of Series A Stock after the capital reorganization to the end that the provisions of this Section (IV)(D)(4) (including adjustment of the Series A Conversion Price and the number of shares issuable upon conversion of the Series A Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    Extraordinary Dividend.    In case the Corporation shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, this Section (IV)(D)(4)), the Series A Conversion Price to be in effect after such record date shall be determined by multiplying the Series A Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price (as hereinafter defined) per share of Common Stock on such record date, less the fair market value of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock, and the denominator of which shall be such Current Market Price per share of Common Stock. Such fair market value shall be determined by the Board of Directors of the Corporation; provided that if the holder of Series A Stock shall object to any such determination, the holder of Series A Stock shall retain an independent appraiser reasonably satisfactory to the Corporation to determine such fair market value. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Series A Conversion Price shall again be adjusted to be the Series A Conversion Price which would then be in effect if such record date had not been fixed. The “Current Market Price” per share of Common Stock at any date shall be deemed to be the average of the last reported sale prices for the ten (10) consecutive Trading Days preceding the date in question.

(h)    Adjustment to Reflect Future Market Price.    In the event that the volume-weighted average trading price on the Nasdaq National Market System for the Common Stock for the five Trading Days following the tenth (10th) Trading Day following the public announcement of the Corporation’s financial results for the three months ended June 30, 2001 (which announcement shall be made on the same Trading Day as the public announcement of the sale of the Units) (the “Reset Price”) is less than the then effective Series A Conversion Price, then and in such case, the then existing Series A Conversion Price shall be adjusted, as of the close of business on the date the Reset Price is determinable, to a price equal to the Reset Price.

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(i)    Sales of Shares Below Series A Conversion Price.

(i)    If at any time or from time to time after the Designation Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(vii) below), other than as a dividend or other distribution on Common Stock as provided in Sections (IV)(D)(4)(c) and (IV)(D)(4)(d) above, and other than a subdivision or combination of shares of Common Stock as provided in Section (IV)(D)(4)(c) above, for an Effective Price (as defined in subsection (i)(vii) below) less than the Series A Conversion Price, then and in each such case, the Series A Conversion Price shall be adjusted, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price at which such Additional Shares of Common Stock are so issued.

(ii)    For the purpose of making any adjustment required under this Section (IV)(D)(4)(i), the aggregate consideration received by the Corporation for any issue or sale of securities shall be: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options (the “Aggregate Consideration”).

(iii)    For the purpose of the adjustment required under this Section (IV)(D)(4)(i), if the Corporation issues or sells (A) any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities plus: in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(iv)    If the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments for

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which a corresponding adjustment is made hereunder, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities.

(v)    No further adjustment of the Series A Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Stock.

(vi)    No adjustment of the Series A Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Series A Conversion Price. Except as provided in Section (IV)(D)(4)(c), no adjustment of the Series A Conversion Price pursuant to this Section (IV)(D)(4)(i) shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately before such adjustment.

(vii)    Additional Shares of Common Stock.    For the purpose of making any adjustment to the Series A Conversion Price required under this Section (IV)(D)(4), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section (IV)(D)(4), whether or not subsequently reacquired or retired by the Corporation other than: (A) shares of Common Stock issued upon conversion of the Series A Stock; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Designation Date to employees, officers or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to stock purchase or stock option plans or other similar arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Designation Date; (D) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board; and (E) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board. References to Common Stock in the subsections of

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this clause (vii) above shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section (IV)(D)(4). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section (IV)(D)(4)(i), into the Aggregate Consideration received, or deemed to have been received, by the Corporation for such issuance or sale.

(j)    Third Party Tender Offer.    If at any time or from time to time after the Designation Date, a tender or exchange offer is made by a person other than the Corporation or one of its affiliates for an amount that increases the offeror’s ownership of Common Stock to more than twenty-five percent (25%) of the Common Stock outstanding and shall involve the payment by such person of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors and described in a resolution of the Board of Directors) that as of the last time (the “Offer Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) exceeds the Current Market Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, and in which, as of the Offer Expiration Time the Board of Directors is not recommending rejection of the offer, the Series A Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Series A Conversion Price in effect immediately prior to the Offer Expiration Time by a fraction the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanges shares) at the Offer Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time and the denominator of which shall be the sum of (i) the fair market value of the aggregate consideration payable to stockholders based on the acceptance (up to a maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Offer Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Accepted Purchased Shares”) and (ii) the product of the number of shares of Common Stock outstanding (less any Accepted Purchased Shares) at the Offer Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Offer Expiration Time, such reduction to become effective immediately prior to the opening of business on the Trading Day following the Offer Expiration Time. In the event that the offeror is obligated to purchase shares pursuant to any such tender or exchange offer, but such person is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Series A Conversion Price shall again be adjusted to be the Series A Conversion Price that would be in effect if such tender or exchange offer had not been made.

(k)    Certificate as to Adjustments—Notice by the Corporation.    In each case of an adjustment or readjustment of the Series A Conversion Price, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock.

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(l)    Notices of Record Date.    Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Stock at least ten (10) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(m)    Mechanics of Conversion.    Each holder of Series A Stock who desires to convert the same into shares of Common Stock pursuant to this Section (IV)(D)(4) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Current Market Price), any declared and unpaid dividends on the shares of Series A Stock being converted and (ii) in cash (at the Current Market Price) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(n)    Partial Conversion.    If some but not all of the shares of Series A Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the shares of Series A Stock that were not converted.

(o)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Stock. In lieu of fractional shares, the Corporation shall pay cash equal to the fair market value of such Common Stock, as determined by the Board of Directors in good faith based on the earnings history, book value and prospects of the Corporation in light of market conditions generally.

(p)    Notice.    Any notice required by the provisions of this Section (IV)(D)(4) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

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(q)    Payment of Taxes.    The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock so converted were registered.

(r)    No Impairment.    Without the consent of the holders of then outstanding Series A Stock as required under Section (IV)(D)(3)(d), the Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Stock against other impairment.

(s)    Reservation of Common Stock.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock and, if at any time the number of authorized but unissued shares of Common Stock is insufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation shall immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as is sufficient for such purpose.

5.    NO REISSUANCE OF STOCK.    No share or shares of Series A Stock converted, purchased, redeemed or otherwise acquired by the Corporation may be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Stock accordingly.

6.    REDEMPTION.    Shares of Series A Stock shall not be subject to involuntary redemption by the Corporation, in whole or in part.

7.    PURCHASE OF SERIES A STOCK BY CORPORATION.    Nothing in this Certificate of Incorporation prevents or restricts the Corporation from offering to purchase, from time to time either in a public or private sale, all or any of the Series A Stock at such price or prices as the Corporation may determine, subject to provisions of applicable law.

8.    FRACTIONAL SHARES OF SERIES A STOCK.    The Corporation may sell or issue, and holders of Series A Stock may hold, own or transfer, fractional shares of Series A Stock. Nothing in this Certificate of Incorporation shall prevent or restrict the application of the provisions of this Certificate to fractional shares of Series A Stock.

9.    ADDITIONAL RESTRICTIONS ON VOLUNTARY CONVERSION OR TRANSFER AND RIGHT TO VOTE.    In no event shall either Capital Ventures International or RGC International Investors, LDC have the right voluntarily to convert shares of Series A Stock into shares of Common Stock under Section

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(IV)(D)(4)(a)(ii) hereof or to dispose of any Series A Stock or to vote any shares of Series A Stock to the extent that such right to effect such voluntary conversion or disposition or to vote would result in either Capital Ventures International or any of its affiliates or RGC International Investors, LDC or any of its affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this Section (IV)(D)(9), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder. The restriction contained in this Section (IV)(D)(9) shall not in any event apply to the mandatory conversion provisions contained in Section (IV)(D)(4)(a)(i) of this Agreement and may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and either Capital Ventures International with respect to its shares or RGC International Investors, LDC with respect to its shares shall approve, in writing, such alteration, amendment, deletion or change.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed as provided in Section (IV)(D)(3)(c) of this Certificate of Incorporation.

1.    BOARD OF DIRECTORS.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. As of the first annual meeting of stockholders following the date upon which this Certificate of Incorporation was filed, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. As of the second annual meeting of stockholders following the date upon which this Certificate of Incorporation was filed, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. As of the third annual meeting of stockholders following the date upon which this Certificate of Incorporation was filed, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2.    REMOVAL OF DIRECTORS.    Neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the Corporation entitled to vote at an election of directors.

3.    VACANCIES.

(a)    Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the

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Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected or qualified. The stockholders may elect a director at any time to fill any vacancy not filled by the directors, subject to Section (V)(A)(4)(b) hereof.

(b)    If at any time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directions then in offices as aforesaid, which election shall be governed by Section 211 of DGCL.

B.    BYLAW AMENDMENTS.    Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the voting stock of the Corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend or repeal the Bylaws by a resolution adopted by a majority of the directors.

C.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

D.    No action shall be taken by the stockholders of the Corporation except at an annual meeting or special meeting of the stockholders called in accordance with the Bylaws. Notwithstanding the forgoing, any action that may be taken or that is required by statute to be taken by the holders of the Company’s Series A Preferred Stock at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if taken in accordance with the procedures contained in the Bylaws.

E.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A.    No stockholder of this Corporation shall have, solely by reason of being a stockholder, any preemptive or preferential right or subscription right to any stock of this Corporation or to any obligations convertible into stock of this Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of Preferred Stock or by written agreement with this Corporation.

B.    In any election for directors of the Corporation, a holder of shares of any class or series of stock then entitled to vote has the right to vote in person or by proxy the number of shares of stock held thereby for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

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VII.

A.    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VIII.

A.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders are granted subject to this reservation.

B.    Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of voting stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VII and VIII of this Certificate of Incorporation.

IX.

The name and mailing address of the Sole Incorporator is as follows:

Peggy A. Pennington
Cooley Godward LLP
5200 Carillon Point
Kirkland, WA 98033-7356

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IN WITNESS WHEREOF, this Certificate has been subscribed this 20th day of July, 2001 by the undersigned who affirms that the statements made herein are true and correct.

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ PEGGY PENNINGTON
Peggy A. Pennington, Sole Incorporator

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